UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2007

KNBT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

000-50426	38-3681905
(Commission File Number)	(IRS Employer Identification No.)

90 HIGHLAND AVENUE BETHLEHEM, PA	18017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 861-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[x]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 6, 2007, National Penn Bancshares, Inc. (“NPB”) and KNBT Bancorp, Inc (“KNBT”) entered into an Agreement and Plan of Merger (the “Agreement”), which provides for the merger of KNBT with and into NPB, with NPB surviving the merger (the “Merger”).  The Agreement also provides for a subsequent merger of Keystone Nazareth Bank & Trust Company, a direct wholly-owned subsidiary of KNBT (“KNBT Bank”), with and into National Penn Bank, a direct wholly-owned subsidiary of NPB (“NPBank”), with NPBank surviving that merger.

In the Merger, each share of KNBT common stock (other than dissenters’, treasury or fractional shares) will be exchanged for 1.00 shares of NPB common stock, which will be increased to 1.03 shares of NPB common stock following a 3% stock dividend to be paid by NPB on September 28, 2007.  As of September 6, 2007, there were 26,526,407 shares of KNBT common stock issued and outstanding and 7,443,139 shares of KNBT common stock held as treasury shares.

The Agreement provides for the issuance of stock options for NPB common stock in substitution for stock options for KNBT common stock, with such options to be on the same terms and conditions as the KNBT options.  As of September 6, 2007, there were options outstanding for 2,135,246 additional shares of KNBT common stock.

The Merger is intended to be a tax-free exchange for KNBT shareholders.  NPB and KNBT anticipate that closing of the Merger will occur in the first quarter of 2008.

After the Merger, NPB’s Board of Directors will consist of 15 persons, 10 of whom will be selected by the NPB board prior to the Merger and 5 of whom will be selected by KNBT’s board prior to the Merger from among KNBT’s independent directors at that time, subject to NPB’s approval.  In addition after the merger:

•
Jeffrey P. Feather, currently the Chairman of the Board of KNBT, will become the Vice Chairman of NPB’s board, will serve on NPB’s Executive Committee and will become the Chairman of NPB’s Nominating/Corporate Governance Committee;

•
Scott V. Fainor, currently the President and Chief Executive Officer of each of KNBT and KNBT Bank, will serve as President and Chief Executive Officer of NPBank and Senior Executive Vice President and Chief Operating Officer of NPB;

•	Sandra L. Bodnyk, currently the Executive Vice President and Chief Risk Officer of each of KNBT Bank and KNBT, will serve as Group Executive Vice President of NPBank; and

•	NPB and NPBank will engage Eugene T. Sobol, currently the Senior Executive Vice President, Chief Financial Officer and Treasurer of each of KNBT and KNBT Bank, as an independent contractor/consultant.

The Merger and the bank merger are subject to a number of conditions, including approval by the Department of Banking of the Commonwealth of Pennsylvania, the Office of the Comptroller of the Currency, the Federal Reserve Board, the FDIC, and approval by the shareholders of both KNBT and NPB.

All directors and certain executive officers of KNBT (collectively holding approximately 5.21% of the issued and outstanding shares of KNBT common stock and approximately 9.52% of the fully diluted shares of KNBT common stock) have agreed in letter agreements signed with NPB to vote in favor of the Merger.  Similarly, all directors and certain executive officers of NPB (collectively holding approximately 2.47% of the issued and outstanding shares of NPB common stock and approximately 5.06% of the fully diluted shares of NPB common stock) have agreed in letter agreements signed with KNBT to vote in favor of the Merger.

The Agreement may be terminated by mutual written consent of KNBT and NPB.  Additionally, either party may terminate the Agreement upon the occurrence of any of the following:

•
A breach of any representation, warranty, covenant or obligation of the other party if such breach (a) cannot be remedied within thirty (30) days following the receipt of notice describing the breach and requesting that it be remedied or which cannot be cured prior to the Merger and (b) would entitle the non-breaching party to consummate the transaction pursuant to the Agreement on the grounds of a failure to satisfy the conditions set forth in the Agreement.

•
The failure of the closing to occur prior to June 30, 2008, unless the failure of the closing to occur by such date is caused by NPB’s or KNBT’s breach of the Agreement, in which case the breaching party may not terminate the Agreement for such failure to close prior to June 30, 2008.

•
The issuance of a definitive written denial of an approval or consent from a regulatory authority which is required for consummation of the Merger, if the time period for appeals and requests for reconsideration has run.

•	A KNBT shareholder vote which fails to approve the Merger at the KNBT shareholders meeting or an NPB shareholder vote which fails to approve the Merger at the NPB shareholders meeting.

The Board of Directors of KNBT may terminate the Agreement if such Board concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the Agreement in order to comply with its fiduciary duties.

The Agreement provides for KNBT to immediately pay NPB a cash fee of $20,000,000 if KNBT fails to complete the Merger after the occurrence of one of the following events, if NPB is not in material breach of the Agreement:

•
If the Board of Directors of KNBT concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the Agreement in order to comply with its fiduciary duties.

•
If a person or group (as those terms are defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than NPB or an affiliate of NPB, enters into an agreement, letter of intent or memorandum of understanding with KNBT relating to an acquisition proposal, pursuant to which such person or group or any affiliate of such person or group would:

(1)  merge or consolidate, or enter into any similar transaction, with KNBT or a subsidiary of KNBT, where the assets, revenue or income of such subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of KNBT;

(2)  acquire assets or liabilities of KNBT where the assets constitute 10% or more of the consolidated assets, net revenue or net income of KNBT and its subsidiaries; or

(3)  acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of KNBT common stock or any subsidiary of KNBT where the subsidiary represents more than 10% of the consolidated assets, net revenue or net income of KNBT.

•	If KNBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into such acquisition proposal.

•	If the KNBT shareholders vote but fail to approve the Merger at the KNBT shareholder meeting, or the KNBT shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(1)  the KNBT Board of Directors shall have (a) failed to recommend approval of the Agreement by the shareholders of KNBT, (b) withdrawn or modified its recommendation that KNBT shareholders approve the Agreement or (c) recommended that the shareholders of KNBT approve or accept another acquisition proposal with any person other than NPB or an affiliate of NPB;

(2)  KNBT has materially breached its obligations under the Agreement by failing to call, give notice of, convene and hold the KNBT shareholders meeting in accordance with the Agreement; or

(3)  any person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an affiliate of NPB, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make another acquisition proposal and shall not have publicly withdrawn such announcement, communication or intention at least 20 days prior to the KNBT shareholders meeting.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, the form of KNBT letter agreement and the form of NPB letter agreement, which are filed herein as Exhibits 2.1, 2.2 and 2.3, respectively.

Information with respect to factors that may cause actual results to differ materially from those contemplated by forward-looking statements in this report is included in NPB’s and KNBT’s periodic reports and other filings with the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

(e)           On September 6, 2007, KNBT, KNBT Bank, NPB and NPBank entered into amendments to the current employment agreements of Mr. Fainor and Ms. Bodnyk.  The amendments reflect the new titles the executive officers will have upon completion of the Merger, as set forth above in Item 1.01.  In addition, the amendments provide for lump sum cash payments upon completion of the Merger of $740,503 to Mr. Fainor and $306,978 to Ms. Bodnyk in accordance with their current employment agreements.  If the employment of Mr. Fainor or Ms. Bodnyk is terminated within the first year following the Merger or if there is a change in control of NPB or NPBank within the first year following the Merger (each a “Triggering Event”), then the executives will receive a second lump sum cash payment equal to the first payment.  If any of the Triggering Events occur in the second year following the Merger, then the executives will receive a lump sum payment equal to their updated five-year average income times 1.5 for Mr. Fainor and times 1.0 for Ms. Bodnyk.

On September 6, 2007, KNBT, KNBT Bank, NPB and NPBank entered into a release, consulting and noncompetition agreement with Mr. Sobol.  Under this agreement, Mr. Sobol will receive a lump sum cash payment from KNBT or KNBT Bank upon completion of the Merger which is currently estimated to be approximately $1.3 million in connection with the termination of his employment. In addition, Mr. Sobol will receive a lump sum cash payment of $100,000  from NPB promptly following the completion of the Merger, plus $16,000 per month during the consulting period in consideration of his non-compete obligations and consulting services. Mr. Sobol will also receive an automobile allowance of $900 per month plus continued medical and dental coverage during the consulting period. Mr. Sobol will provide various consulting services for up to 18 months following completion of the Merger and be available for up to 30 hours per week.  For a period of 18 months following the completion of the Merger, Mr. Sobol has agreed not to work for any other financial institution that is located in any county in which NPB, NPBank or any of their subsidiaries has an office.

The foregoing description of the amendments to the two employment agreements and of the release, consulting and noncompetition agreement is not complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3 hereto.

(f)           Not applicable.

Item 7.01.  Regulation FD Disclosure.

On September 7, 2007, NPB and KNBT issued a joint press release concerning the proposed Merger (discussed at Item 1.01 hereof).  This press release is furnished herein, as part of this Item 7.01, as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated September 6, 2007, between National Penn Bancshares, Inc. and KNBT Bancorp, Inc.

2.2	Form of Letter Agreement between KNBT Bancorp, Inc. directors and certain executive officers and National Penn Bancshares, Inc.

2.3	Form of Letter Agreement between National Penn Bancshares, Inc. directors and certain executive officers and KNBT Bancorp, Inc.

10.1
First Amendment to Amended and Restated Employment Agreement, dated September 6, 2007, by and among Keystone Nazareth Bank and Trust Company, KNBT Bancorp, Inc., National Penn Bank, National Penn Bancshares, Inc. and Scott V. Fainor

10.2
Release, Consulting and Noncompetition Agreement, dated September 6, 2007, by and between National Penn Bancshares, Inc., National Penn Bank, KNBT Bancorp, Inc., Keystone Nazareth Bank & Trust Company and Eugene T. Sobol

10.3
First Amendment to Employment Agreement, dated September 6, 2007, by and among Keystone Nazareth Bank & Trust Company, KNBT Bancorp, Inc., National Penn Bank, National Penn Bancshares, Inc. and Sandra L. Bodnyk

99.1	Joint press release, dated September 7, 2007, of National Penn Bancshares, Inc. and KNBT Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNBT BANCORP, INC.

Date:	September 6, 2007	By:	/s/ Scott V. Fainor
			Name:	Scott V. Fainor
			Title:	President and CEO

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 6, 2007, between National Penn Bancshares, Inc. and KNBT Bancorp, Inc.

2.2	Form of Letter Agreement between KNBT Bancorp, Inc. directors and certain executive officers and National Penn Bancshares, Inc.

2.3	Form of Letter Agreement between National Penn Bancshares, Inc. directors and certain executive officers and KNBT Bancorp, Inc.

10.1
First Amendment to Amended and Restated Employment Agreement, dated September 6, 2007, by and among Keystone Nazareth Bank and Trust Company, KNBT Bancorp, Inc., National Penn Bank, National Penn Bancshares, Inc. and Scott V. Fainor

10.2
Release, Consulting and Noncompetition Agreement, dated September 6, 2007, by and between National Penn Bancshares, Inc., National Penn Bank, KNBT Bancorp, Inc., Keystone Nazareth Bank & Trust Company and Eugene T. Sobol

10.3
First Amendment to Employment Agreement, dated September 6, 2007, by and among Keystone Nazareth Bank & Trust Company, KNBT Bancorp, Inc., National Penn Bank, National Penn Bancshares, Inc. and Sandra L. Bodnyk

99.1	Joint press release, dated September 7, 2007, of National Penn Bancshares, Inc. and KNBT Bancorp, Inc.